Exhibit 99.(a)(xvi)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of the Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, to change the name of the existing Lord Abbett Income Strategy Fund to the “Lord Abbett Diversified Income Strategy Fund.”

This instrument shall supersede the portion of an amendment to the Declaration executed on July 26, 2007, with an effective date of September 14, 2007, by which the Trustees of the Trust changed the name of the existing Lord Abbett Income Strategy Fund to the “Lord Abbett Income & Growth Strategy Fund.”  This instrument shall constitute an amendment to the Declaration and shall be effective September 14, 2007.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 11th day of September 2007.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Julie A. Hill
Robert B. Calhoun, Jr.	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

James L.L. Tullis